Grace News	Exhibit 99.1

Media Relations:	Investor Relations:
Greg Euston	Bridget Sarikas
T + 1 404.870.6809	T + 1 410.531.4194
E greg.euston@mslpr.com	E bridget.sarikas@grace.com

CHRISTOPHER STEFFEN JOINS GRACE’S BOARD OF DIRECTORS

COLUMBIA, MD, 11/01/06 — W. R. Grace & Co. (NYSE: GRA) today announced the election of Christopher J. Steffen to its Board of Directors. Steffen’s election, which is effective immediately, increases the number of Grace directors to 10.

Steffen, 64, most recently served as vice chairman of Citicorp and its principal subsidiary, Citibank N.A. Since his retirement in 1996, Steffen has been a consultant to a number of companies and public accounting firms and served on committees advising the Financial Account Standards Board. He is currently a consultant with Wall Street Management and Capital, Inc., specializing in companies in transition.

He currently sits on the boards of Accelrys, Inc., ViaSystems, Inc. and several private companies in which he has an ownership stake.

Over the course of Steffen’s 30-year career, he has held numerous positions in executive management.  This includes work for Eastman Kodak as senior vice president and chief financial officer, as well as four years with Honeywell, Inc, where he served as executive vice president, chief financial and administrative officer and director. Steffen also worked for Chrysler Corporation for nearly 10 years, where he most recently held the role of vice president and controller.

“Chris’ solid track record of success as a corporate strategist positions him to be a powerful asset to us,” said Fred Festa, Grace’s president and CEO. “His guidance will be invaluable to our board and senior leadership.”

Grace is a leading global supplier of catalysts and other products and services to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; specialty chemicals, additives and materials for commercial and residential construction; and can sealants and coatings for food packaging. With annual sales of more than $2.5 billion, Grace has more than 6400 employees in nearly 40 countries. For more information, visit Grace’s web site at www.grace.com.

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